Exhibit 99.2

AZZ incorporated
Financial and Other Statistical Information
(unaudited)
($ in Thousands except per share amount)

	Projected Year Ended February 29, 2012	Projected Year Ended February 28, 2013
Net Sales:
Electrical and Industrial Products	$190,000 to $195,000	$195,000 to $205,000
Galvanizing Services	$275,000 to $280,000	$280,000 to $305,000
Total Sales	$465,000 to $475,000	$475,000 to $510,000

Diluted earnings per share	$3.00 to $3.15	$3.25 to $3.55

Net Sales by Market Segment:
Power Generation	21%	27%
Transmission and Distribution	25%	25%
Industrial	54%	48%

Electrical and Industrial Products
Revenues by Industry:
Power Generation	35%	33%
Transmission and Distribution	42%	39%
Industrial	23%	28%

Galvanizing Services
Revenues by Industry:
Electrical and Telecommunications	30%	34%
OEM’s	18%	18%
Industrial	32%	28%
Bridge and Highway	10%	10%
Petro Chemical	10%	10%

Operating Margins:
Electrical and Industrial Products	13% to 15%	14% to 16%
Galvanizing Services	25% to 27%	24% to 26%

Cash Provided By (Used In)Operations	$60,000	$60,000
Capital Expenditures	$24,000	$25,000
Depreciation and Amortization of Intangible Assets and Debt Issue Cost	$24,000	$25,000
Total Bank Debt	$225,000	$211,000

Cash Dividend	$12,700	$12,800

Percent of Business By Segment:
Electrical and Industrial Products	41%	40%
Galvanizing Services	59%	60%